Exhibit 10.2

CONSULTANT AGREEMENT

This Consultant Agreement (this “Agreement”) is entered into as of the 29th day of June, 2024, by and between Precision Optics Corporation, a Massachusetts company (hereinafter called the “Company”), and Jeffrey L. DiRubio, a resident of Southampton, NY (hereinafter called “Consultant” or “DiRubio”) (hereinafter collectively called the “Parties”).

WHEREAS, DiRubio has been a senior officer of the Company since 2019, most recently serving as Corporate Senior Vice President of Sales and Marketing; in that capacity he has acquired a deep understanding of the Company’s products, capabilities and principal customers, and of the Company’s approach to marketing its products and services throughout the United States and in some cases outside the United States;

WHEREAS, the Parties have negotiated terms by which DiRubio’s employment with the Company will end on June 30, 2024, after which he will no longer be an employee or officer of the Company; and

WHEREAS, the Company will be employing other people to perform sales and marketing functions for which DiRubio formerly was responsible; the Company seeks an arrangement under which DiRubio would be willing to make his expertise available to the Company from time to time as it transitions his prior roles to others and develops new approaches to sales and marketing; and it is the parties’ understanding that this engagement as consultant will involve a limited number of hours of DiRubio’s time and that during such engagement he will be free to offer his services to others, subject to compliance with certain restrictive covenants set forth in this Agreement;

NOW, THEREFORE, for good and valuable consideration and intending to be mutually bound, the Parties hereby agree as follows:

1. SERVICES.

1.1 Effective July 1, 2024, the Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.

1.2 If and as requested, Consultant shall offer to the Company the services set forth in Schedule 1 (the “Services”). Consultant shall keep true and accurate records of the number of hours expended in providing the Services on a weekly basis, and Consultant shall furnish such records to the Company upon the Company’s request. Consultant shall not expend more than thirty (30) hours per week performing the Services, except with prior notice to and consent of the Company.

1.3 As set forth in Schedule 1, the Company shall from time to time provide Consultant with access to its premises, materials, information, and systems to the extent necessary for his performance of the Services. Unless otherwise specified in Schedule 1, Consultant shall furnish, at his own expense, all vehicles and equipment (including computer equipment and smartphones) which he determines to be necessary or useful in order for him to perform requested Services.

1.4 Consultant shall comply with all third-party access rules and procedures communicated to Consultant in writing by the Company, including those related to safety, security, and confidentiality. Consultant shall interact with Company personnel, directors, customers, vendors, and advisors in a respectful, professional manner consistent with Company policies regarding treatment of others.

2. TERM. The term of this Agreement shall continue for a period of one year ending June 30, 2025, unless earlier terminated in accordance with Section 10 (the “Term”). Any extension of the Term will be subject to mutual written agreement between the Parties.

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3. FEES AND EXPENSES.

3.1 As full compensation for Services performed by Consultant during the Term, the Company agrees to pay Consultant a monthly fee as set forth in Schedule 2 (the “Fees”). The Company shall timely issue Consultant an IRS Form 1099-NEC confirming compensation paid. Consultant shall be solely responsible for all federal, state, and local taxes on income or other payments received by him, and for the cost of any licenses he is or may be required to maintain in order to provide the Services.

3.2 Consultant is solely responsible for any costs or expenses incurred by or for Consultant in connection with his performance of the Services, except that (i) the Company shall reimburse Consultant for mileage for travel between his residence in Southampton, NY and a Company office if the Company requests his presence at such office (mileage rates to equal those routinely paid by the Company to employees) and (ii) if the Company requests that Consultant travel to other locations involving an overnight stay, the Company shall reimburse Consultant’s actual out-of-pocket expenses reasonably incurred by him on such assignment, to the extent such expenses have been pre-approved in writing by the Company and are accompanied by documentation satisfactory to the Company.

3.3 The Company shall pay all Fees for each month of Services on the 30th calendar day of each month (or the next closest business day thereafter).

3.4 The Parties agree that the Fees set forth in Schedule 2 are specific to the initial one-year Term of this Agreement and that if the Term is extended, the Fees are subject to change as renegotiated by the Parties.

4. RELATIONSHIP OF THE PARTIES.

4.1 Consultant is and shall act as an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between Consultant and the Company for any purpose. Consultant has no authority (and shall not hold itself out as having authority) to bind the Company, and Consultant shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. The Company will not control or direct the manner or means by which Consultant performs the Services, including but not limited to the time and place Consultant performs the Services.

4.2 Consultant agrees that during and after the Term of this Agreement (as defined below) he will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and that the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance for or relating to Consultant. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest assessed with Fees or other payments to Consultant. Any persons employed or engaged by Consultant in connection with the performance of the Services shall be Consultant’s employees or contractors and Consultant shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

5. INTELLECTUAL PROPERTY RIGHTS.

5.1 All results and proceeds of the Services performed under this Agreement, including but not limited to all writings, reports, discoveries, processes, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, modified, conceived, or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Agreement (collectively “Work Product”), and all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein, shall be owned exclusively by the Company. Consultant acknowledges and agrees that any and all Work Product that may qualify as “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101) is hereby deemed “work made for hire” for the Company and all copyrights therein shall automatically and immediately vest in the Company. To the extent that any Work Product does not constitute “work made for hire,” Consultant hereby irrevocably assigns to the Company and its successors and assigns, for no additional consideration, Consultant’s entire right, title, and interest in and to the Work Product and all Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof.

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5.2 As between Consultant and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to Consultant by the Company (“Company Materials”), and all Intellectual Property Rights therein. Consultant has no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform Consultant’s obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. Consultant has no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names.

6. CONFIDENTIALITY.

6.1 Consultant acknowledges that Consultant will have, and through his prior employment already has had, access to information that the Company treats as confidential and proprietary, including without limitation trade secrets, technology, and information pertaining to business operations and strategies, products, processes, designs, formulas, test data, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Company, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Information about the terms of this Agreement or other agreements between the Company and DiRubio shall likewise constitute Confidential Information. Any Confidential Information that Consultant accesses or develops in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this clause. Consultant agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. Consultant shall notify the Company immediately in the event Consultant becomes aware of any loss or disclosure of any Confidential Information.

6.2 Confidential Information shall not include information that the Consultant can show:

(a) is or becomes generally available to the public other than through Consultant’s breach of this Agreement; or

(b) is communicated to Consultant by a third Party that had no confidentiality obligations with respect to such information.

6.3 Nothing herein shall be construed to prevent Consultant from disclosing Confidential Information if mandated by applicable law or regulation, or by a valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure of Confidential Information does not exceed the extent of disclosure mandated by such law, regulation, or order. Consultant agrees to provide written notice of any such order to an authorized officer of the Company within five (5) business days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

6.4 Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement: (a) Consultant will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (b) if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the Company’s trade secrets to Consultant’s attorney and use the trade secret information in the court proceeding if Consultant: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

7. TERMINATION.

7.1 Consultant may terminate this Agreement without cause upon at least thirty (30) calendar days’ prior written notice to the Company to this Agreement. In the event of termination pursuant to this clause, the Company shall pay Consultant on a pro-rata basis any Fees then due and payable for any Services completed up to and including the date of such termination. Following receipt of any such notice of early termination, the Company may accelerate the termination date by notice given not fewer than five (5) business days before the accelerated termination date.

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7.2 Consultant or the Company may terminate this Agreement, effective immediately upon written notice to the other Party to this Agreement, if the other Party materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the other Party does not cure such breach within ten (10) calendar days after receipt of written notice of such breach.

7.3 Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, Consultant shall promptly: (a) deliver to the Company all materials, equipment, and other property provided for Consultant’s use by the Company; (b) deliver to the Company all tangible documents and other media, including any copies) containing, reflecting, incorporating, or based on the Confidential Information; (c) permanently erase all of the Confidential Information from Consultant’s computer and other electronic systems; and (d) certify in writing to the Company that Consultant has complied with the requirements of this clause.

7.4 The terms and conditions of this clause and Section 4, Section 5, Section 6, Section 8, Section 9, Section 10, Section 11, Section 12, Section 13, Section 14, and Section 15 of this Agreement shall survive the expiration or termination of this Agreement.

8. OTHER BUSINESS ACTIVITIES.

8.1 Consultant agrees not to be engaged or employed in any business, trade, profession, or other activity that would create a conflict of interest with the Company. If any such actual or potential conflict arises during the Term of this Agreement, Consultant shall immediately notify the Company in writing. If the Company determines, in its sole discretion, that the conflict is material, the Company may terminate the Agreement immediately upon written notice to Consultant. Subject to the foregoing, and subject to abiding by any confidentiality, non-solicitation, and other covenants applicable to him under this Agreement, Consultant’s Employment Agreement, and Consultant’s Proprietary Information Agreement, Consultant is not prohibited from performing services or working for another person or entity during the Term.

8.2 If Consultant is unsure whether any specific activity would create a conflict of interest, Consultant may explain the activity before it is started, in writing, to the Company’s CEO, who will reply, in writing, with a determination of whether the activity would be considered by the Company to be a conflict of interest. This determination will be made by the Company CEO in his sole discretion. If an activity is determined by the Company CEO not to be a conflict of interest, then provided the nature of the activity does not change, the Company may not terminate the Agreement as a result of Consultant’s engagement in this specific activity.

9. NON-SOLICITATION.

9.1 Consultant agrees that during the Term of this Agreement and for a period of twelve (12) months following the termination or expiration of this Agreement, Consultant shall not directly or indirectly induce or solicit any employee or contractor/consultant of Company to terminate his or her employment or engagement with Company, or hire or assist in the hiring or engagement of any such individual by any person, association or entity not affiliated with Company.

9.2 Consultant agrees that during the Term of this Agreement and for a period of twelve (12) months following the termination or expiration of this Agreement, Consultant shall not directly or indirectly interfere with or attempt to interfere with the relationship between the Company and any client or other person or company that, to the Consultant’s knowledge, has a business relationship or prospective business relationship with the Company.

10. NON-DISPARAGEMENT. Consultant agrees that he shall not (whether during or after the Term of this Agreement) make, publish, or communicate to any person or entity any comments, statements, or remarks that Consultant either intends to cause injury to the reputation of or business relationships of the Company or knows or should know will cause injury to the reputation of or business relationships of the Company.

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11. ASSIGNMENT. Consultant shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

12. ARBITRATION.

12.1 In the event of any claim, controversy, or other dispute arising during the Term of or concerning this Agreement, either Party may submit the dispute to binding arbitration in Boston, Massachusetts before a single arbitrator licensed to practice law and experienced in business law. Except as the Partis otherwise agree, the arbitration shall be conducted in accordance with the Expedited Procedures under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) and the arbitrator selected from the names of potential arbitrators proposed by the AAA. The arbitrator, and not a court, shall have authority to decide all issues regarding the formation, validity and scope of this arbitration agreement and to decide who are the proper Partis to the arbitration. The arbitrator shall determine the scope of discovery, with an eye toward the economical and efficient development of material facts at issue, and with full discretion to allocate the costs of discovery as between the Partis. Depositions permitted by the arbitrator shall be conducted in accordance with the Massachusetts Code of Civil Procedure, before a court reporter. The arbitrator shall be required to decide each claim in accordance with applicable law and to set forth in writing the award and a summary of those facts considered by the arbitrator to be material to such decision. Except as the arbitrator otherwise determines, each Party will bear its own costs in respect of any disputes arising under this Agreement, and each will pay one-half of all costs and fees charged by AAA or the arbitrator. This Agreement to arbitrate shall be enforceable under the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). Judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. In any action to compel arbitration under this Section or to enforce an arbitral award, the prevailing Party shall be entitled to an award of its reasonable expenses, including attorneys’ fees.

12.2 Notwithstanding the foregoing, a Party may seek, from any court of competent jurisdiction, a preliminary, temporary or permanent injunction or other equitable relief if in such Party’s judgment such action is necessary to avoid irreparable damage. Exercise of the right to an injunction or other equitable relief is not intended to alter or abrogate the Partis’ agreement to arbitrate as set forth above.

13. REMEDIES. In the event Consultant breaches or threatens to breach Section 6, Section 9, or Section 10 of this Agreement, Consultant hereby acknowledges and agrees that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief restraining such breach or threatened breach from any court of competent jurisdiction. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

14. GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement and all related documents including all schedules attached hereto and all matters arising out of or relating to this Agreement and the Services provided hereunder, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply.

15. MISCELLANEOUS.

15.1 Consultant shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

15.2 All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth as follows (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section).

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(a) If to Consultant, addressed to:

Jeffrey L. DiRubio
[***]
Email: [***]

(b) If to the Company, addressed to:

Precision Optics Corporation
22 East Broadway
Gardner. MA 01440
Attn: Chief Financial Officer
Email: wcoll@poci.com

All Notices shall be sent by personal delivery, courier (with all fees prepaid), email, or certified or registered mail (in either case, return receipt requested, postage prepaid). Notices which are properly addressed shall be deemed effective upon the earlier of actual receipt or (i) upon delivery to the Party’s office if given by a nationally recognized overnight courier, (ii) five business days after the postmark date if sent by certified or registered mail (postage pre-paid), or (iii) on the next business day if sent via email to an authorized representative of the Party.

15.3 This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, except that Consultant acknowledges and agrees that with regard to his Employment Agreement with the Company and his Proprietary Information Agreement with the Company, the terms of such agreements that are intended to survive the termination of his employment shall remain in full force and effect.

15.4 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto, and any of the terms thereof may be waived, only by a written document signed by each Party to this Agreement or, in the case of waiver, by the Party or parties waiving compliance.

15.5 If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

15.6 This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement on the day and year first above written.

PRECISION OPTICS CORPORATION, INC. By:/s/ Joseph N. Forkey Name: Joseph N. Forkey Title: CEO	/s/ Jeffrey L. DiRubio JEFFREY L. DIRUBIO

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SCHEDULE 1

Pursuant to Section 2 of this Consultant Agreement, Consultant shall make himself available to perform for the Company any or all of the services listed below, if and as requested upon reasonable advance notice to Consultant, and such further services as Consultant and the Company agree upon from time to time. Except as Consultant otherwise agrees, it is understood that the Company will not make requests anticipated to require Consultant to expend more than 30 billable hours per week.

-	Be available from time to time to answer questions relative to the business, particularly in the areas of sales, marketing and business strategy.
-	Assist as an advisor to the new VP of Sales and Marketing, as requested.
-	Drive the Platform project from all viewpoints by advising employees of POC on the following topics:

o	Marketing strategy and execution
o	Direct sales engagements
o	Partner strategy

With a goal of achieving the following milestones:

o	Formal marketing launch of the Platform project in the July / August / September, 2024 timeframe, with specific timing to be determined by POC’s CEO
o	Achievement of the target budgeted growth of 8 new customers in fiscal year 2025
o	Positioning of the project for ongoing growth in future years

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SCHEDULE 2

Pursuant to Section 3 of this Consulting Agreement, as full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay Consultant Fees pursuant to the following schedule:

Month 1 (July 2024):	$12,000.00
Month 2 (August 2024):	$12,000.00
Month 3 (September 2024):	$12,000.00
Month 4 (October 2024):	$12,000.00
Month 5 (November 2024):	$9,000.00
Month 6 (December 2024):	$9,000.00
Month 7 (January 2025):	$9,000.00
Month 8 (February 2025):	$9,000.00
Month 9 (March 2025):	$6,500.00
Month 10 (April 2025):	$6,500.00
Month 11 (May 2025):	$6,500.00
Month 12 (June 2025):	$6,500.00

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